UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 24, 2010
QuinStreet, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34628	77-0512121
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
incorporation)		No.)
1051 East Hillsdale Blvd., Suite 800
Foster City, CA 94404
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (650) 578-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On February 24, 2010, QuinStreet, Inc., a Delaware corporation (“QuinStreet”), entered into a lease agreement with CA-Metro Center Limited Partnership, a Delaware limited partnership (the “Landlord”), for approximately 63,998 square feet of office space located at 950 Tower Lane, Foster City, California. The term of the lease begins on November 1, 2010 and expires on the last day of the 96th full calendar month commencing on or after November 1, 2010. QuinStreet has two options to extend the term of the lease for one additional year for each option following the expiration date of the lease or renewal term, as applicable. In addition, QuinStreet has a one-time right of first refusal with respect to certain suites in the building being subject to the lease. Under the lease, the monthly base rent for the first 12 calendar months will be abated. Upon execution of the lease, QuinStreet paid the Landlord $118,396.30 in pre-paid base rent for month 13 of the lease. Such amount will be the monthly base rent owing through the 24th calendar month of the term of the lease, after which the monthly base rent will increase by approximately 54% for the subsequent 12 months. Thereafter, the monthly base rent will increase approximately 3% after each 12-month anniversary during the term of the lease, including any extensions under QuinStreet’s options to extend.
     Concurrently with the execution of the lease, QuinStreet delivered to the Landlord, as collateral for the full performance by QuinStreet of all of its obligations under the lease and for all losses and damages the Landlord may suffer as a result of any default by QuinStreet under the lease, a standby, unconditional, irrevocable, transferable letter of credit in the face amount of $500,000.00, with the Landlord named as beneficiary.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

QuinStreet, Inc.
Dated: March 1, 2010	By:	/s/ Daniel Caul
General Counsel